Exhibit 99.1

News Release

For Immediate Release	For Further Information Contact:
August 23, 2005	Jay Clark

Vice President and Treasurer
(407) 822-2285

HUGHES SUPPLY ANNOUNCES COMPLETION OF

EXCHANGE OFFER FOR ITS 5.50% SENIOR NOTES DUE 2014

Hughes Supply, Inc. (NYSE:HUG) Orlando, Florida

Hughes Supply, Inc., a leading distributor of construction, repair and maintenance-related products, today announced that it has completed its registered exchange offer (the “Exchange Offer”) for its outstanding 5.50% senior notes due 2014 (“Old Notes”).

At the expiration time of 5:00 p.m., New York City time, on August 22, 2005, $300 million principal amount in the aggregate, or 100 percent, of the Old Notes were tendered and exchanged for a like principal amount of 5.50% senior notes due 2014 (“New Notes”). The New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Hughes Supply, Inc., founded in 1928, is one of the nation’s largest diversified wholesale distributors of construction, repair and maintenance- related products, with over 500 locations in 40 states. Headquartered in Orlando, Florida, Hughes employs approximately 9,500 associates and generated annual revenues of $4.4 billion in its last fiscal year ended January 31, 2005. Hughes is a Fortune 500 company and was named the #1 Most Admired Company in America in the Wholesalers: Diversified Industry segment by FORTUNE Magazine. For additional information on Hughes Supply, you may visit http://www.hughessupply.com .